Exhibit 4.4

Remuneration Regulations of the Board of Directors of Sunrise Communications AG, Opfikon

Approved on and effective as of November 8, 2024

Confidential

Remuneration Regulations of the Board of Directors

I.	Purpose

These regulations (the Regulations) determine the composition, the amounts and the terms of the remuneration of the members of the board of directors of Sunrise Communications AG (the Company) (the Board).

II.	Remuneration System

A.	Board Fees

(a)	Each member of the Board and the Chairman is entitled to receive the base fee (the Base Fee) set forth in Annex 1 for their services on the Board. No attendance fees will be paid.

(b)

The chairs and members of the committees of the Board (other than the Chairman chairing or serving on a committee) are entitled to an additional fee for chairing a committee or being a member on a committee (the Committee Fee and, together with the Base Fee, the Board Fees), as set forth in Annex 1.

B.	Allocation of the Board Fees

The Board Fee of each Board member and the Chairman shall be split into:

(a)	a cash component, representing 50% of the Board Fee (the Cash Component); and

(b)

a share award, representing 50% of the applicable Board Fee (the Share Component), consisting of fully paid-in registered shares (Namenaktien) of the Company with a par value of CHF 0.10 each (Class A Shares) for all Board members, whereby the Chairman has the option to receive his Cash Component in Class A Shares (the Share Election Right) in accordance with Section III.C(c). The Board may determine that the Chairman, individual Board members and/or all Board members receive, or, in the case of the Chairman, may elect to receive, fully paid-in registered shares (Namenaktien) of the Company with a par value of CHF 0.01 each (the Class B Shares and, together with the Class A Shares, the Shares) instead of Class A Shares.

C.	Additional Remuneration

The Board may determine that individual or all Board members receive additional remuneration for additional responsibilities and/or workload in cash, in the form of Class A Shares or Class B Shares or any other form.

III.	Terms of Remuneration

A.	Calculation

(a)	The Board Fees are calculated on the basis of a full one year term, being the period from one annual general meeting to the subsequent annual general meeting (the Term).

(b)	If a Board member does not serve during the entire Term, the Board Fees shall be prorated based on the number of days served compared with the number of days of the full Term.

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Remuneration Regulations of the Board of Directors

B.	Cash Component

The Company will pay the Cash Component to each Board member and the Chairman in semi-annual instalments by the end of October and April of each year. For the Chairman, such payments are subject to the exercise of the Share Election Right. For the 2024/2025 term, the Cash Component will be paid in one installment by the end of April 2025.

C.	Share Component

(a)

The number of Class A Shares to be granted to the Board members and the Chairman for each Term shall be determined by dividing the CHF amount of the applicable Share Component by the average closing price of the Class A Shares during the ten trading days ending three business days prior to date of grant (the Closing Price), rounded up to the nearest whole number.

(b)

Any number of Class B Shares to be granted to the Board members and/or the Chairman (if any) shall be calculated by dividing the CHF amount of the applicable Share Component by one-tenth of the Closing Price, rounded up to the nearest whole number.

(c)

The Chairman may exercise the Share Election Right for the Cash Component of his next Term once per calendar year by giving written notice to the Company between April 1 and April 10 of the previous term year (the Election Deadline). If the Chairman does not exercise his right by the Election Deadline, the Company shall pay the Cash Component in cash.

(d)

The Share Component, and any additional Shares pursuant to the Share Election Right, will be granted by the end of the month following the date of the ordinary shareholders’ meeting, or any other date after such meeting as determined by the Board. For the 2024/2025 term, the Share Component will be granted by the end of December 2024.

(e)

The transferred Shares shall confer full shareholder rights to the respective Board member upon allocation, subject to any legal requirements and restrictions, in particular, but not limited to, registration with voting rights in the share register of the Company, and any restrictions set forth in these Regulations.

(f)

In case a Board member is leaving the Board for any reason at a time other than an ordinary shareholders’ meeting, then (i) if prior to the grant date the amount of Shares to be granted in accordance with Section III.C(d) shall be calculated pro rata temporis (i.e., for the days between the date of election or last re-election, as applicable, until the date such member is leaving the Board compared to a full year term, i.e., from the last ordinary shareholders’ meeting until the next ordinary shareholders’ meeting) and (ii) if after the grant date, any Shares that were granted in excess of such prorated amount (or their cash equivalent) must be returned to the Company.

(g)

The Shares shall be subject to a blocking period (the Blocking Period) of one year from the grant date, during which they cannot be sold, transferred, pledged, or otherwise disposed of. The Shares shall be held in a depository account designated by the Company during the Blocking Period. To the extent legally permissible, the Board may resolve to lift the Blocking Period at any time for justified reasons.

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Remuneration Regulations of the Board of Directors

D.	Conditionality of Remuneration

Any remuneration to be paid or granted under these Regulations is subject to approval by the shareholders’ meeting of Sunrise Communications AG of the compensation of the Board for the respective period pursuant to the articles of association of Sunrise Communications AG.

IV.	Tax and Social Security Withholdings

(a)	All amounts mentioned in these Regulations are gross amounts before deduction of the respective taxes at source (Quellensteuer) and the employee portion of the social security contributions (if any).

(b)

For the Share Component, taxes at source (Quellensteuer) and the employee portion of the social security contributions for members of the Board living abroad shall be covered by way of a so called sell-to-cover transaction, in which Shares in the amount corresponding to the due taxes are freely sold on the market, or a withhold-to-cover transaction, in which Shares with a value corresponding to the due taxes are withheld by the Company. For the Cash Component, the respective taxes at source (if any) and the employee portion of the social security contributions will be withheld, and the net value will be paid out. Board members are responsible for all matters related to their personal taxes.

V.	Amendments of these Regulations

The Board may amend these Regulations at any time.

VI.	Applicable Law and Jurisdiction

The formation, existence, construction, performance, validity and all aspects whatsoever of these Regulations, any term of these Regulations and any rights and obligations arising out of or in connection with the same, shall be governed by and construed in accordance with the substantive laws of Switzerland, excluding the provisions of conflict of laws.

The exclusive place of jurisdiction for any disputes arising out of or in connection with these Regulations or any rights granted thereunder shall be the competent courts at the registered seat of the Company.

VII.	Effective Date

These Regulations were approved by the Board and entered into force on November 8, 2024.

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Remuneration Regulations of the Board of Directors

ANNEX 1 – Remuneration of the Board of Directors

	Base Fee	Cash Base Fee	Equity Base Fee
	(gross)	(gross)	(gross)
Chairman of the Board 1)	CHF 400,000	CHF 200,000 (subject to exercise of the Share Election Right)	CHF 200,000 in Class A Shares (subject to exercise of the Share Election Right)
Other members of the Board	CHF 200,000	CHF 100,000	CHF 100,000 in Class A Shares

		Cash Committee Fee (gross)	Equity Committee Fee (gross)
Chair AC	n/a	CHF 32,500	CHF 32,500
Chair CC	n/a	CHF 22,500	CHF 22,500
Chair NC	n/a	CHF 7,500	CHF 7,500
Member AC	n/a	CHF 20,000	CHF 20,000
Member CC	n/a	CHF 15,000	CHF 15,000
Member NC	n/a	CHF 5,000	CHF 5,000
Payment terms		All board members and the Chairman: semi-annual payout of Cash Component (1st half by the end of October and 2nd half by the end of April)

The Share Component will be granted each year by the end of the month following the date of the ordinary shareholders’ meeting or any other date after such meeting as determined by the Board

Exception for the 2024/2025 term: the pro rata Share Component will be granted by the end of December 2024

Exception for the 2024/2025 term: payout of pro rata Cash Component by the end of April 2025

1)	The Chairman is not entitled to receive additional remuneration for any committee chairman- or membership.

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